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Exhibit 99.1


                       ROBERT R. CARPENTER NAMED CHAIRMAN
                          AND CHIEF EXECUTIVE OFFICER
                      OF SYSTEM SOFTWARE ASSOCIATES, INC.


Chicago -- (BUSINESS WIRE) -- September 14, 1999 - System Software Associates, Inc. (NASDAQ: SSAXD), today announced that its Board of Directors has named Robert R. Carpenter, a highly-experienced executive in the technology services sector, as Chief Executive Officer and Chairman of the Board of Directors. In naming Mr. Carpenter, the Board has completed an extensive search process for the retiring Chairman and Chief Executive Officer, Mr. William M. Stuek. Mr. Stuek commented that "Bob Carpenter is an outstanding choice to lead the continued transition of the Company and its drive to profitability."

     System Software stated, "Bob Carpenter brings to System Software Associates a record of success in refocusing and re-energizing technology companies. Among his accomplishments, he led the turnaround of NCR's $3.0 billion global services businesses from 1994-96, and has been an important executive in customer oriented operations at Square D, AT&T Network Systems (Lucent) and Origin B.V. (Philips). We look forward to benefiting from Bob's leadership and energy as we move SSA forward."

     Mr. Carpenter said, "System Software Associates is an exciting opportunity and I am very pleased to be coming aboard. SSA has sound customer relationships, very talented people and significant growth potential. Our focus at SSA will be to profitably build on the strengths and core assets of the company: our customers, our people and our products and services."

     Mr. Carpenter had served until 1998 as President and Chief Executive Officer of Origin Americas, a subsidiary of Philips B.V., where he grew that company's IT services and outsourcing revenues by 32% and engineered a profit turnaround. Prior to joining Origin, he was with AT&T Corporation, where from 1994 through 1996 he had worldwide responsibility for NCR's $3 billion services business. From 1988 to 1992 he was Corporate Vice President of Square D Company with specific responsibilities for customer service, information systems and the technical services business unit. Mr. Carpenter began his professional career with the Boston Consulting Group's Chicago office.

About SSA

     System Software Associates is a worldwide ERP software and services provider with fiscal year 1998 revenue of $421 million. Its principal product, eBPCS Client/Server Version 6.0 is primarily sold to the industrial sector including: automotive, chemicals, consumer goods, electronics, general manufacturing, food and beverage, forest products and pharmaceuticals.

________________
Contact:

     System Software Associates
     Joseph J. Skadra, 312/258-6000
     Facsimile: 312/474-7500
             or
     Mary E. Bergstrom, 312/258-6000
     Facsimile: 312/474-7500